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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            IMPLANTABLE VISION, INC.


Implantable Vision, Inc., a Utah corporation, hereby certifies as follows:

      1. The name of the corporation is Implantable Vision, Inc. (the "Corporation"). The original Articles of Incorporation of the Corporation was filed with the Utah Secretary of State on March 2, 1981, and the original name of the Corporation was Arrowhead Energy Corporation.

      2. This Amended and Restated Articles of Incorporation (the "Restated Articles") amends and restates the provisions of the Articles of Incorporation of the Corporation. The Restated Certificate has been duly adopted by the Board of Directors in accordance with Sections 16-10a-1007 and 16-10a-821 of the Utah Business Corporation Act. Shareholder action was not required in order to adopt the Restated Articles. The Restated Articles does not contain any amendment to the Articles of Incorporation of the Corporation.

      3. The text of the Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

      FIRST: The name of this corporation is Implantable Vision, Inc.

      SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Utah is 185 South State Street, City of Salt Lake City, County of Salk Lake; and the name of the registered agent of the Corporation in the State of Utah at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The purpose of the Corporation shall be to conduct, promote, and engage in any lawful act or activity for which corporations may be organized under the Utah Business Corporation Act.

      FOURTH: The Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is 150,000,000 with $0.001 par value. The total number of shares of Preferred Stock authorized to be issued is 100,000,000 with $0.001 par value, which shares of Preferred Stock may be designated, and may be granted the rights, preferences and privileges, as determined from time to time by the Board of Directors:

      1. Designation. 1,000,000 shares of the Preferred Stock of the Corporation shall be designated and known as Series A Preferred Stock. As used herein, the term "Series A Preferred Stock" shall refer to the shares of this Corporation's Series A

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Preferred Stock and the term "Series A Preferred Share" shall refer to one share of Series A Preferred Stock, and the term "Series A Preferred Shares" shall refer to more than one such Share.

      2. Dividends. Holders of Series A Preferred Stock will not be entitled to receive any dividends payable in cash (other than cash dividends that are part of or related to a liquidation or dissolution of the Corporation) or in Common Stock. If and when dividends on Common Stock are declared payable from time to time by the Board of Directors of the Corporation that are payable in noncash property other than Common Stock, the holders of shares of Common Stock and the holders of the Series A Preferred Stock shall be entitled to share equally, on a per share basis (determined based on the assumed conversion of the Series A Preferred Shares), in such dividends.

      3. Liquidation Rights.

            (a) Procedure. Upon an liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to $3 per share of Series A Preferred Stock, representing the liquidation preference per share of the Series A Preferred Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A Preferred Stock). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of shares of Series A Preferred Stock, then the holders of all such securities shall share ratably in such distribution of assets. A consolidation or merger of the Corporation with or into any other corporation or corporations or other entity (other than a merger in which the Corporation is the survivor and the stockholders of the Corporation prior to such merger own more than a majority of the voting securities of the Corporation following such merger), a transaction or a series of related transactions in which the stockholders of the Corporation transfer a majority of the voting securities of the Corporation to any person or a sale, lease or transfer of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 3; provided, however, that no such consolidation, merger, transaction or series of related transactions that is approved by a vote pursuant to Section 5 hereof shall be deemed to be a liquidation, dissolution or winding up of the Corporation. The Corporation shall provide to holders of shares of Series A Preferred Stock thirty (30) days' prior written notice of any such sale, conveyance, exchange, transfer, consolidation or merger.

            (b) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable shall be given by mail, postage prepaid,

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      not less than thirty (30) days prior to the payment date stated therein, to each holder of record of shares of Series A Preferred Stock at his post office address as shown by the records of the Corporation.

      4. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:


            (a) Conversion. Subject to the limitations set forth below, each share of the Series A Preferred Stock shall be convertible at any time prior to January 1, 2009, in whole or in part, unless previously redeemed, at the option of the holder of record thereof, into ten (10) units, upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series A Preferred Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify' the Corporation from any losses incurred by it in connection therewith.

            (b) Units: Each unit consists of ten (10) shares of Common Stock together with two and a half (2.5) "A" Warrants and two and a half (2.5) "B" Warrants to purchase Common Stock at $2.00 and $5.00 per share, respectively, containing the terms and conditions in the form approved by the Board. Warrants are separately transferable from Common Stock. Any transfers of Warrants shall be in accordance with the Warrant documents and provisions therein.

            (c) Mechanics of Conversion. In the case of a conversion, before any holder of Series A Preferred Stock shall be entitled to convert the same into units as above described, it shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or its transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock and Warrants are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within two (2) business days of the Corporation's receipt of the notice of conversion, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock and Warrants to which such holder shall be entitled as aforesaid: provided that such holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock and Warrants as of the date that written notice is given to the Corporation of such holder's properly completed and executed election to convert and the surrender of the certificates representing the Series A Preferred Stock being converted, duly endorsed, at the office of the Corporation or its transfer agent (or an indemnification agreement in case such certificates have been lost, stolen or destroyed). A certificate or certificates will be issued for the remaining shares of Series A Preferred Stock in

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      any case in which fewer than all to the shares of Series A Preferred Stock represented by a certificate are converted.

            (d) Limitation on Conversion . No single holder of Series A Preferred Stock shall be allowed to exercise its conversion privilege to an extent that immediately following the conversion, the holder would be beneficial owner of more than 4.999% of the outstanding Common Stock of the Corporation after such conversion. Such restriction shall be continuing, but shall not prevent the exercise of the conversion privilege by a holder up to an amount that when combined with existing holdings, would not exceed 4.999% of the Corporation.

            (e) Issue taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock or Warrants to be issued on conversion are to be issued in a name or names other that the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock and Warrants to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series A Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock and Warrants issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

            (f) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid an nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

            (g) Registration Rights: The Corporation agrees that on or before June 30, 2006, it shall file a Registration Statement on Form SB-2 or S-1 to Register the Common Shares underlying the Series A Preferred Stock, and the shares underlying the "A" and "B" Warrants. The Corporation shall bear all costs of registration, and agrees to pursue such registration completion as soon as possible after filing.

      5. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series A Preferred Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

            (a) Reorganization, Reclassification. In the event of a reorganization, share exchange, sale, conveyance, or reclassification, in a transaction or series of related transactions, including where there is a shift in more than fifty percent of the voting power of the Corporation ("Change of Control") other than a change in


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      par value, or from par value to no par value, or from no par value to par value or a transaction described in Section 5(b) below, each share of Series A Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of share of stock and/or other securities, cash or other property which the holder of such share of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such reorganization, share exchange or reclassification.

            (b) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party which results in a Change of Control, each share of Series A Preferred Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock an/or other securities, cash or other property which the holder of such shares of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such consolidation or merger.

            (c) Redemption by the Corporation. The Series A Preferred Stock may not be redeemed prior to January 1, 2009, except in event of liquidation, without consent of all of the holders of Series A Preferred Stock. The holders of the Series A Preferred Stock shall be able to exercise the conversion rights described in Section 4 hereof at any time prior to the Redemption Date.

      FIFTH: The Corporation is to have perpetual existence.


      SIXTH: To the fullest extent permitted by the Utah Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been signed this 15th day of November, 2006.





                                            /s/ William Rozakis
                                            -----------------------------------
                                            Name:    William Rozakis
                                            Title:   Secretary



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